UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2014, EXCO Resources, Inc. (the “Company”) entered into three separate Bonus and Retention Agreements (collectively, the “Retention Agreements”), with each of William L. Boeing, Harold L. Hickey and Mark F. Mulhern (each, individually, an “Executive” and, collectively, the “Executives”) in order to retain and incentivize the Executives to continue providing services to the Company in light of the resignation of the Company’s former chief executive officer and the board of directors current search process for a replacement chief executive officer.

Retention Bonus. Pursuant to the terms of the Retention Agreements, the Executives are entitled to a cash payment on June 30, 2014 equal to fifty percent (50%) of the Executive’s base salary (the “Retention Bonus”), provided that the Executive is continuously employed by the Company from January 17, 2014 through June 30, 2014 and provided that the Executive complies with certain confidentiality, non-disparagement and non-solicitation provisions contained in the Retention Agreement. Notwithstanding the foregoing, the Retention Bonus will be paid to the Executive: (i) on the closing date of a Change of Control (as defined in the Retention Agreements) (if a Change of Control occurs prior to June 30, 2014) or (ii) on the earlier of June 30, 2014 or the date that is thirty (30) days following the Executive’s separation from service (A) due to death or disability, (B) due to the Executive’s termination of employment by the Company without cause or (C) for “good reason”.

Special Severance Benefits. The Retention Agreements provide for certain benefits upon the Executive’s separation from service due to (i) termination of the Executive’s employment by EXCO without cause or (ii) termination of employment by the Executive for “good reason” during the period (the “Special Severance Period”) beginning on the date that a new person (other than a person who was employed by the Company as of January 17, 2014) is hired as the Chief Executive Officer of the Company (the “Commencement Date”) and ending on the earlier of (A) the effective date of a Change of Control or (B) the date that is two years following the Commencement Date (a “Qualifying Termination”). The severance benefits (the “Special Severance Benefits”) provided during the Special Severance Period are, subject to certain exceptions:

•	A cash payment equal to two (2) times the Executive’s base salary (less applicable income and employment tax withholdings), fifty percent (50%) of which will be paid on the sixtieth (60th) day following Qualifying Termination of employment and fifty percent (50%) of which will be paid on the one (1) year anniversary of the Executive’s separation from service;

•	COBRA benefits for up to eighteen (18) months following the Executive’s Qualifying Termination;

•	Accelerated vesting of any unvested restricted stock awards with time-based vesting to the date of the Qualifying Termination; and

•	Extension of the exercise period for any vested stock options for one (1) year following the date of the Executive’s Qualifying Termination (or if earlier, the date the options would have expired if the Executive had remained employed by EXCO).

In order to receive any of the Special Severance Benefits, the Executive must sign and return, within thirty (30) days of a Qualifying Termination, a release and any applicable revocation period must have expired. The Executive’s receipt of the Special Severance Benefits is also contingent on the Executive’s compliance with certain confidentiality, non-disparagement and non-solicitation provisions contained in the Retention Agreement. In the event of a Change of Control that occurs prior to the Executive’s Qualifying Termination, no Special Severance Benefits will be paid under the Retention Agreement. Instead, the terms of the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan effective as of March 16, 2011 (the “Severance Plan”) will control.

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the Retention Agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Bonus and Retention Agreement, dated January 17, 2014, by and between William L. Boeing and EXCO Resources, Inc.

10.2	Bonus and Retention Agreement, dated January 17, 2014, by and between Harold L. Hickey and EXCO Resources, Inc.

10.3	Bonus and Retention Agreement, dated January 17, 2014, by and between Mark F. Mulhern and EXCO Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: January 24, 2014	By:	/s/ Mark F. Mulhern
		Name:	Mark F. Mulhern
		Title:	Executive Vice President, Chief Financial Officer and Interim Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Bonus and Retention Agreement, dated January 17, 2014, by and between William L. Boeing and EXCO Resources, Inc.

10.2	Bonus and Retention Agreement, dated January 17, 2014, by and between Harold L. Hickey and EXCO Resources, Inc.

10.3	Bonus and Retention Agreement, dated January 17, 2014, by and between Mark F. Mulhern and EXCO Resources, Inc.

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